Exhibit 10.2

FORM OF

OMNIBUS AGREEMENT

among

INERGY GP, LLC,

INERGY, L.P.,

NRGM GP, LLC,

and

INERGY MIDSTREAM, L.P.

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein), among Inergy GP, LLC, a Delaware limited liability company (“NRGY GP”), Inergy, L.P., a Delaware limited partnership (“NRGY”), NRGM GP, LLC, a Delaware limited liability company (the “General Partner”), and Inergy Midstream, L.P., a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

R E C I T A L S:

1. The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article II, with respect to NRGY’s right to review and first option with respect to certain business opportunities.

2. The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article III, with respect to certain indemnification obligations of the Parties.

3. The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article IV, with respect to the amount to be paid by the Partnership for certain general and administrative services to be performed by NRGY GP and its Affiliates (as defined herein) as well as direct expenses, including operating expenses, incurred by NRGY GP and its Affiliates for and on behalf of the Partnership Entities (as defined herein) and other services to be provided to the Partnership.

4. The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article V, with respect to the granting of a license from NRGY to the Partnership Entities.

In consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

1.1 Definitions

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” has the meaning given such term in the Partnership Agreement.

“Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Cause” has the meaning given such term in the Partnership Agreement.

“Closing Date” means the date of the closing of the Partnership’s initial public offering of Common Units.

“Common Units” has the meaning given such term in the Partnership Agreement.

“Conflicts Committee” has the meaning given such term in the Partnership Agreement.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, NRGY GP, NRGY and certain of NRGY’s Affiliates, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Covered Environmental Losses” means all environmental and toxic tort losses, damages, liabilities, injuries, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including costs and expenses of any Environmental Activity, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, fixed or contingent, by reason of or arising out of:

(i) any violation or correction of violation of Environmental Laws, including performance of any Environmental Activity; or

(ii) any event, omission or condition associated with ownership or operation of the Partnership Assets (including the exposure to or presence of Hazardous Substances on, under, about, Releasing or threatening to be Released to or from the Partnership Assets or the exposure to or Release or threatened Release of Hazardous Substances arising out of operation of the Partnership Assets at non-Partnership Asset locations), including (A) the cost and expense of any Environmental Activities, (B) the cost or expense of the preparation and implementation of any closure, remedial or corrective action or other plans required or necessary under Environmental Laws and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work.

“Environmental Activity” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

“Environmental Laws” means all federal, state, regional and local laws, statutes, rules, regulations, orders, judgments, settlements, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of human health and safety, the environment or natural resources, including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the federal Hazardous Materials Transportation Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act, the federal Occupational Safety and Health Act and other environmental conservation and protection laws, each as amended through the Closing Date, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances or (c) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, or handling of any Hazardous Substances.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, filing, notice, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“General Partner” has the meaning given such term in the introduction to this Agreement.

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant, toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products, or any components, fractions or derivatives thereof, and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls or radon.

“Indemnified Party” means each Partnership Group Member or each NRGY Entity, as the case may be, in their capacities as parties entitled to indemnification in accordance with Article III.

“Indemnifying Party” means each of the Partnership or NRGY, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article III.

“Losses” means all losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, fixed or contingent.

“Membership Interest Purchase Agreement” means that certain Membership Interest Purchase Agreement, dated as of the Closing Date, by and among NRGY and Inergy Holdings GP, LLC, a Delaware limited liability company.

“NGL” means natural gas liquids.

“NRGM Change of Control” has the meaning given such term in the Membership Interest Purchase Agreement.

“NRGY” has the meaning given such term in the introduction to this Agreement.

“NRGY Change of Control” has the meaning given such term in the Membership Interest Purchase Agreement.

“NRGY Entities” means NRGY, NRGY GP and any Person controlled, directly or indirectly, by NRGY GP other than the General Partner or a member of the Partnership Group; and “NRGY Entity” means any of the NRGY Entities.

“NRGY GP” has the meaning given such term in the introduction to this Agreement.

“Partnership” has the meaning given such term in the introduction to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Inergy Midstream, L.P., dated as of the Closing Date, as such agreement is in effect on the Closing Date immediately following the completion of the initial public offering of the Common Units.

“Partnership Assets” means the natural gas and NGL storage and transportation assets and associated infrastructure and equity interests owned directly or indirectly by the Partnership upon completion of the initial public offering described in the Registration Statement.

“Partnership Entities” means the General Partner and each Partnership Group Member.

“Partnership Group” means the Partnership and its Subsidiaries.

“Partnership Group Member” means any member of the Partnership Group.

“Partnership Indemnitee” means any Person who is an Indemnitee as defined in the Partnership Agreement; provided, however, that for purposes of this definition, the term “Indemnitee” shall exclude NRGY GP and any Affiliate of NRGY GP that is not a Partnership Group Member.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, business trust, employee benefit plan, unincorporated organization, association, government body or agency or political subdivision thereof or other entity.

“Registration Statement” means the Registration Statement on Form S-1 (File No. 333-176445), as amended, filed with the Securities and Exchange Commission with respect to the proposed initial public offering of Common Units by the Partnership.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Retained NRGY Assets” means the assets and equity interests of Tres Palacios Gas Storage LLC and US Salt, LLC conveyed or otherwise transferred, through the transfer of equity interests, or intended to be conveyed or otherwise transferred, to NRGY or any of its Affiliates (other than the Partnership Entities) pursuant to the Contribution Agreement or the instruments or other documents referred to in the Contribution Agreement.

“Subsidiary” has the meaning given such term in the Partnership Agreement.

“Tres Palacios Purchase Agreement” means that certain Purchase and Sale Agreement, dated September 3, 2010, by and between TP Gas Holding LLC, a Delaware limited liability company, and Inergy Midstream, LLC, a Delaware limited liability company and the predecessor to the Partnership.

ARTICLE II

Right to Review and First Option to Purchase

Until the earliest of (a) an NRGM Change of Control, (b) an NRGY Change of Control, or (c) the termination of this Agreement pursuant to Section 6.4, the Partnership hereby agrees, and will cause its controlled Affiliates to agree, that in the event that an opportunity to develop, acquire or invest in an asset or business is presented to NRGY, the Partnership or any of their respective controlled Affiliates, NRGY shall have the first opportunity to acquire, develop or invest in such asset or business before the Partnership or its controlled Affiliates may acquire, develop or invest in such asset or business.

ARTICLE III

Indemnification

3.1 Environmental Indemnification.

(a) Subject to the provisions of Section 3.3, NRGY shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any Covered Environmental Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee relating to:

(i) the Partnership Assets, but only to the extent the violations, events, omissions or conditions giving rise to such Covered Environmental Losses occurred or existed on or before the Closing Date, even if such liability does not accrue until after the Closing Date; and

(ii) the Retained NRGY Assets.

(b) Subject to the provisions of Section 3.3, the Partnership shall indemnify, defend and hold harmless the NRGY Entities from and against any Covered Environmental Losses suffered or incurred by the NRGY Entities relating to the Partnership Assets, but only to the extent the violations, events, omissions or conditions giving rise to such Covered Environmental Losses occurred after the Closing Date.

(c) The aggregate liability of NRGY under Section 3.1(a) (i) shall not exceed $15 million and such indemnification obligation shall survive for three (3) years from the Closing Date; provided, however, that any such indemnification obligation with respect to any Covered Environmental Losses shall survive the time at which it would otherwise expire pursuant to this Section 3.1(c) if notice of any such Covered Environmental Losses is properly given to NRGY prior to such time. The aggregate liability of the Partnership under Section 3.1(b) shall not exceed $15 million.

(d) No claims may be made for indemnification pursuant to Section 3.1 unless and until, and no Party shall be liable to provide indemnification pursuant to this Section 3.1 unless and until, the aggregate dollar amount of the Losses suffered or incurred by the Indemnified Party exceeds $100,000 and then only for Losses in excess of $100,000, subject to the limitations of Section 3.1(c).

(e) Notwithstanding anything herein to the contrary, in no event shall NRGY or the Partnership have any indemnification obligations under this Agreement for claims made as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date.

3.2 Additional Indemnification.

(a) Subject to the provisions of Section 3.3, NRGY shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee resulting from or arising out of:

(i) the failure of the Partnership Group to be the owner of valid and indefeasible easement rights, rights-of-way, leasehold and/or fee ownership interests in and to the lands on which are located any Partnership Assets or which are necessary to use or operate the Partnership Assets, in each case to the extent that such failure renders the Partnership Group liable or unable to use or operate the Partnership Assets in substantially the same manner that the Partnership Assets were used and operated immediately prior to the Closing Date as generally described in the Registration Statement;

(ii) the failure of the Partnership Group to have on the Closing Date any consent, license or permit necessary to allow any such Partnership Assets to cross the roads, waterways, railroads and other areas upon which any such Partnership Assets are located as of the Closing Date, in each case to the extent any such failure renders the Partnership Group unable to use or operate the Partnership Assets in substantially the same manner that the Partnership Assets were owned and operated immediately prior to the Closing Date;

(iii) the cost of curing any failure or condition set forth in clause (i) or clause (ii) of this Section 3.2(a) that does not allow any Partnership Asset to be operated in substantially the same manner that the Partnership Assets were owned and operated immediately prior to the Closing Date;

(iv) all federal, state and local income tax liabilities attributable to the ownership or operation of the Partnership Assets prior to the Closing Date, including (A) any such income tax liabilities of the Partnership Group that may result from the consummation of the formation transactions for the Partnership Group occurring on or prior to the Closing Date and (B) any income tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provision from applicable state, local or foreign law, by contract, as successor, transferee or otherwise and which income tax is attributable to having been a member of any consolidated combined or unitary group prior to the Closing Date;

(v) (A) the assets or operations of the NRGY Entities and (B) the Partnership Assets and the operations of any Partnership Group Member prior to the Closing Date, except to the extent that NRGY is indemnified with respect to the Losses described under Section 3.1(b); and

(vi) the Tres Palacios Purchase Agreement;

provided, however, that, in the case of clauses (i), (ii) and (iii) above, such indemnification obligation shall survive for three (3) years from the Closing Date, in the case of clause (iv) above, such indemnification obligation shall survive until the first day after any applicable statute of limitations and in the case of clause (v) above, such indemnification obligation shall survive indefinitely; provided, further, that any such indemnification obligation pursuant to clauses (i), (ii), (iii) or (iv) above shall survive the time at which it would otherwise expire pursuant to this Section 3.2(a) if notice is properly given to NRGY prior to such time.

(b) Subject to the provisions of Section 3.3, in addition to and not in limitation of the indemnification provided under this Article III, the Partnership shall indemnify, defend and hold harmless the NRGY Entities from and against any Losses suffered or incurred by the NRGY Entities by reason of or arising out of events and conditions associated with the operation of the Partnership Assets that occur on or after the Closing Date (other than Covered Environmental Losses, which are covered by Section 3.1).

(c) Notwithstanding anything herein to the contrary, in no event will the Indemnifying Party be obligated to indemnify the Indemnified Party for any claims, losses or expenses or income taxes referred to in Section 3.1(a) and Section 3.2 (a)(i)-(iv), if, and to the extent that such claims, losses or expenses or income taxes were either (i) reserved for in the Indemnified Party’s financial statements as of the Closing Date, or (ii) are recovered under available insurance coverage, from contractual rights or other recoveries against any third party.

3.3 Indemnification Procedures.

(a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article III, it will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement). Notwithstanding the foregoing, the Indemnified Party’s failure to provide notice under this Section 3.3 will not relieve the Indemnifying Party from liability hereunder with respect to such matter except in the event and only to the extent that the Indemnifying Party is materially prejudiced by such failure or delay or the Indemnifying Party does not receive notice of the claim prior to the applicable deadline for making such claim.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article III, including the selection of counsel (provided that if such claim involves Covered Environmental Losses, such counsel shall be reasonably acceptable to the Indemnified Party), determination of whether to appeal any decision of any court or similar authority, performance of any Environmental Activity associated with any Covered Environmental Losses and the settling of any matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

(c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Article III, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 3.3. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim, (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons and (iii) any correlative tax benefit.

(e) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

ARTICLE IV

Provision of Services; Reimbursement

4.1 Agreement to Provide Services. Until such time as this Agreement is terminated as provided in Section 6.4, NRGY GP and NRGY hereby agree to provide the Partnership Group with such general and administrative services and management and operating services as may be necessary to manage and operate the business and affairs of the Partnership Group, including accounting, audit, business development, corporate record keeping, treasury services (including cash management), real property/land, legal, operations/engineering, geology/geophysics, investor relations, risk management, commercial/marketing, information technology, insurance, government relations/compliance, tax, payroll, human resources and environmental, health and safety (collectively, “Services”). The Services shall be consistent in nature and quality to the services of such type previously provided by NRGY GP and NRGY in connection with the management and operation of the Partnership Assets prior to the Closing Date.

4.2 Reimbursement by Partnership. Subject to and in accordance with the terms and provisions of this Article IV and such reasonable allocation and other procedures as may be agreed upon by NRGY GP and the General Partner from time to time, the Partnership hereby agrees to reimburse NRGY GP for all reasonable direct and indirect costs and expenses incurred by NRGY GP or its Affiliates (other than the Partnership Group) in connection with the provision of the Services to the Partnership Group, including the following:

(a) any payments or expenses incurred for insurance coverage and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the Partnership Assets or the business of the Partnership Group;

(b) any costs incurred in connection with the provision of information technology services;

(c) salaries and related benefits and expenses of personnel employed by NRGY GP or its Affiliates (other than the Partnership Group) who render Services to the Partnership Group, plus general and administrative expenses associated with such personnel; it being agreed, however, that such allocation shall not include any costs or expenses attributable to NRGY equity compensation awards;

(d) any taxes or other direct expenses paid by NRGY GP or its Affiliates for the benefit of the Partnership Group; and

(e) all expenses and expenditures incurred by NRGY GP or its Affiliates as a result of the Partnership becoming and continuing as a publicly traded entity, including costs associated with annual and quarterly reports, tax return and Schedule K-1 preparation and distribution, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, legal fees and independent director compensation;

it being agreed, however, that to the extent any reimbursable costs or expenses incurred by NRGY GP or its Affiliates consist of an allocated portion of costs and expenses incurred by NRGY GP or its Affiliates for the benefit of both the Partnership Group and the other Affiliates of NRGY, such allocation shall be made on a reasonable cost reimbursement basis as determined by NRGY GP.

ARTICLE V

License of Name and Mark

5.1 Grant of License. Upon the terms and conditions set forth in this Article V, NRGY hereby grants and conveys to each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty free right and license (“License”) to use the name “Inergy” (the “Name”) and any associated or related marks (the “Mark”).

5.2 Ownership and Quality. The Partnership agrees that ownership of the Name and the Mark and the goodwill relating thereto shall remain vested in NRGY both during the term of this License and thereafter, and the Partnership further agrees, and agrees to cause the other members of the Partnership Group, never to challenge, contest or question the validity of NRGY’s ownership of the Name and Mark or any registration thereto by NRGY. In connection with the use of the Name and the Mark, the Partnership and any other member of the Partnership Group shall not in any manner represent that they have any ownership in the Name and the Mark or registration thereof except as set forth herein, and the Partnership, on behalf of itself and the other members of the Partnership Group, acknowledges that the use of the Name and the Mark shall not create any right, title or interest in or to the Name and the Mark, and all use of the Name and the Mark by the Partnership or any other member of the Partnership Group, shall inure to the benefit of NRGY. The Partnership agrees, and agrees to cause the other members of the Partnership Group, to use the Name and Mark in accordance with such quality standards established by NRGY and communicated to the Partnership from time to time, it being understood that the products and services offered by the members of the Partnership Group immediately before the Closing Date are of a quality that is acceptable to NRGY and justifies the License.

5.3 Termination. The License shall terminate upon a termination of this Agreement pursuant to Section 6.4.

ARTICLE VI

Miscellaneous

6.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Delaware and to venue in Delaware.

6.2 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.2.

For notice to NRGY GP and NRGY:

Inergy GP, LLC

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: General Counsel

Fax: (816) 842-8181

For notice to the Partnership Entities:

NRGM GP, LLC

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: General Counsel

Fax: (816) 842-8181

6.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein. In the event of a conflict between the provisions of this Agreement and the provisions of the Partnership Agreement, the provisions of the Partnership Agreement shall control.

6.4 Termination.

(a) Termination by NRGY. Notwithstanding any other provision of this Agreement, if (i) the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and the Common Units held by the General Partner, NRGY and their Affiliates are not voted in favor of such removal, (ii) an NRGY Change of Control occurs or (iii) an NRGM Change of Control occurs, then this Agreement, other than the provisions set forth in Article III hereof, may be terminated by NRGY with 180 days’ prior written notice.

(b) Termination by the Partnership. Notwithstanding any other provision of this Agreement, if (i) an NRGY Change of Control occurs, (ii) an NRGM Change of Control occurs or (iii) Inergy Holdings GP, LLC acquires MGP GP, LLC pursuant to the Membership Interest Purchase Agreement, then this Agreement, other than the provisions set forth in Article III hereof, may be terminated by the Partnership with 180 days’ prior written notice.

(c) Survival of Obligations under Article III. For the avoidance of doubt, the Parties’ indemnification obligations under Article III shall survive the termination of this Agreement in accordance with their respective terms.

6.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

6.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, would be adverse in any material respect to the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

6.7 Assignment; Third-Party Beneficiaries. No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto. Each of the Parties hereto specifically agrees that each Partnership Group Member, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity. Except as contemplated by the preceding sentence, this Agreement does not create any rights or benefits for any entity or individual other than the Parties.

6.8 Successors. This Agreement shall bind and inure to the benefit of the Parties and to their respective successors and assigns.

6.9 Continuation of Work During Dispute. Notwithstanding any dispute, it shall be the responsibility of each Party to continue to perform its obligations under this Agreement pending resolution of the dispute.

6.10 Counterparts. This Agreement may be executed in any number of counterparts, including facsimile counterparts, with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

6.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

6.12 Rules of Construction. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement. Unless otherwise specifically indicated or the context otherwise requires, the terms “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation.”

6.13 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

6.14 Withholding or Granting of Consent. Unless otherwise provided herein, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

6.15 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall take any act, or fail to take any act, under this Agreement which would violate any applicable law, statute, rule or regulation.

6.16 Negation of Rights of Limited Partners, Assignees and Third Parties. Except as set forth in Section 6.7, the provisions of this Agreement are enforceable solely by the Parties, and no stockholder, limited partner, member or assignee of NRGY GP, the Partnership or other Person shall have the right, separate and apart from NRGY GP or the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

6.17 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of NRGY GP, NRGY, the General Partner, the Partnership or any Partnership Group Member.

6.18 Legal Compliance. The Parties acknowledge and agree that this Agreement, and all services provided under this Agreement, are intended to comply with any and all laws and legal obligations and that this Agreement should be construed and interpreted with this purpose in mind.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

INERGY GP, LLC

By:
Name: Title:	John J. Sherman President and Chief Executive Officer

INERGY, L.P.

By:	Inergy GP, LLC, its general partner

By:
Name: Title:	John J. Sherman President and Chief Executive Officer

NRGM GP, LLC

By:
Name: Title:	R. Brooks Sherman, Jr. Executive Vice President and Chief Financial Officer

INERGY MIDSTREAM, L.P.

By:	NRGM GP, LLC, its general partner

By:
Name: Title:	R. Brooks Sherman, Jr. Executive Vice President and Chief Financial Officer

Signature Page to the Omnibus Agreement